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(02-02)   CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                               AGERE SYSTEMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 CLASS A COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    00845V100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               DECEMBER 31, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)


*The remainder of this cover shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 00845V100                     13G                   Page 2 of 4 Pages


1. NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
    ---------------------------------------------------------
    NWQ INVESTMENT MANAGEMENT COMPANY, LLC        47-0875103

--------------------------------------------------------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (See Instructions)

   (a)
      --------------------------------------------------------------------

   (b)
      --------------------------------------------------------------------

--------------------------------------------------------------------------------

3. SEC USE ONLY
      --------------------------------------------------------------------

--------------------------------------------------------------------------------

4. CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
   ----------------------------------------------------------------

--------------------------------------------------------------------------------

NUMBER OF                5.  SOLE VOTING POWER                       43,438,769
SHARES                   ------------------------------------------------------
BENEFICIALLY             6.  SHARED VOTING POWER                              0
OWNED BY                 ------------------------------------------------------
EACH                     7.  SOLE DISPOSITIVE POWER                  45,244,355
REPORTING PERSON         ------------------------------------------------------
WITH                     8.  SHARED DISPOSITIVE POWER                         0
                         ------------------------------------------------------

--------------------------------------------------------------------------------

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      45,244,355

--------------------------------------------------------------------------------


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* (See Instructions)

--------------------------------------------------------------------------------


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                       6.1%

--------------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON*      IA

--------------------------------------------------------------------------------

Cusip No. 00845V100                     13G                   Page 3 of 4 Pages

                             SCHEDULE 13G STATEMENT

   Item 1.   a.  NAME OF ISSUER.
                 --------------

                Agere Systems Inc.

             b. ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                1110 American Parkway NE
                Allentown, PA 18109

   Item 2.   a. NAME OF PERSON FILING.
                ---------------------

                NWQ Investment Management Company, LLC

             b. ADDRESS OF PRINCIPAL BUSINESS OFFICE

                2049 Century Park East, 4th Floor, Los Angeles, CA  90067

             c. CITIZENSHIP

                Delaware, USA

             d. TITLE OF CLASS OF SECURITIES

                Class A Common

             e. CUSIP NUMBER.

                00845V100

Item 3. This statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c) and the person filing is an:

             (e) Investment Adviser in accordance with ss.240.13d-1(b)(1)(ii)(E)

Item 4.    OWNERSHIP.
           ---------

             a. AMOUNT BENEFICIALLY OWNED. 45,244,355 shares

             b. PERCENT OF CLASS. 6.1%

             c. NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i) sole power to vote or to direct the vote:         43,438,769
                (ii) shared power to vote or to direct the vote:               0
                (iii) sole power to dispose or to direct the
                      disposition of:                                 45,244,355
                (iv) shared power to dispose or to direct the
                     disposition of:                                           0

Cusip No. 00845V100                     13G                   Page 4 of 4 Pages


Item 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
           --------------------------------------------
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
           ---------------------------------------------------------------

                     None.

Item 7.    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
           WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.
           -----------------------------------------------------------

                     Not applicable.

Item 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
           ---------------------------------------------------------

                     Not applicable.

Item 9.    NOTICE OF DISSOLUTION OF GROUP.
           ------------------------------

                     Not applicable.

Item 10.   CERTIFICATION.
           -------------

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             February 13, 2003




                                             Jon D. Bosse
                                             Chief Investment Officer &
                                             Managing Director